As filed with the Securities and Exchange Commission on August [9], 2024

Registration No. 333-271080

Registration No. 333-263940

Registration No. 333-254344

Registration No. 333-237476

Registration No. 333-230506

Registration No. 333-224003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-271080

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-263940

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-254344

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-237476

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-230506

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-224003

UNDER THE SECURITIES ACT OF 1933

MOTUS GI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4042793
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1301 East Broward Boulevard, 3rd Floor

Ft. Lauderdale, FL 33301

(Address of Principal Executive Offices, including Zip Code)

Motus GI Holdings, Inc. 2016 Equity Incentive Plan and

2016 Israeli Sub-Plan to the Motus GI Holdings, Inc. 2016 Equity Incentive Plan

(Full titles of the plans)

Jeff Varsalone

1301 East Broward Boulevard, 3rd Floor

Ft. Lauderdale, FL 33301

(Name and address of agent for service)

(954) 541-8000

(Telephone number, including area code, of agent for service)

With copies to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Motus GI Holdings, Inc., a Delaware corporation (the “Company”), to remove from registration all shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and any and all other securities of the Company remaining unissued and unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

●	Registration Statement No. 333-271080, filed with the SEC on April 3, 2023, pertaining to the registration of an aggregate of 279,586 shares of Common Stock to be issued pursuant to the Motus GI Holdings, Inc. 2016 Equity Incentive Plan and 2016 Israeli Sub-Plan to the Motus GI Holdings, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”);

●	Registration Statement No. 333-263940, filed with the SEC on March 29, 2022, pertaining to the registration of an aggregate of 2,903,016 shares of Common Stock to be issued pursuant to the 2016 Plan;

●	Registration Statement No. 333-254344, filed with the SEC on March 16, 2021, pertaining to the registration of an aggregate of 1,936,339 shares of Common Stock to be issued pursuant to the 2016 Plan;

●	Registration Statement No. 333-237476, filed with the SEC on March 30, 2020, pertaining to the registration of an aggregate of 1,728,665 shares of Common Stock to be issued pursuant to the 2016 Plan;

●	Registration Statement No. 333-230506, filed with the SEC on March 26, 2019, pertaining to the registration of an aggregate of 1,286,409 shares of Common Stock to be issued pursuant to the 2016 Plan; and

●	Registration Statement No. 333-224003, filed with the SEC on March 29, 2018, pertaining to the registration of an aggregate of 2,641,250 shares of Common Stock to be issued pursuant to the 2016 Plan.

For ease of reference, all share numbers above are as stated in the Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

In accordance with undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities of the Company that were registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities of the Company registered but unsold under each of the Registration Statements. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, FL, on August [9], 2024.

MOTUS GI HOLDINGS, INC.

By:	/s/ Jeff Varsalone
Name:	Jeff Varsalone
Title:	President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.